Exhibit 5.1

INTELLIPHARMACEUTICS INTERNATIONAL INC.
30 WORCESTER ROAD
TORONTO, ONTARIO, CANADA  M9W 5X2

March 9, 2012

Intellipharmaceutics International Inc.
30 Worcester Road
Toronto, Ontario
Canada M9W 5X2

Re:           Prospectus Supplement to Registration Statement on Form F-3

Dear Sir/Madam:

In my role as Vice-President, Legal Affairs and Licensing, of Intellipharmaceutics International Inc., a Canadian corporation (the “Company”), I have also served in a capacity as the Company’s general and corporate counsel with respect to the offer and sale (the “Offering”) by the Company of up to 1,818,182 common shares, without par value (the “Common Shares”), being sold to certain investors (the “Investors”) pursuant to: (a) a Registration Statement on Form F-3 (File No. 333-178190) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), which was declared effective by the Commission on December 22, 2011; (b) the prospectus of the Company dated December 22, 2011 (the “Base Prospectus”) as filed with the Commission; and (c) the prospectus supplement of the Company, dated March 9, 2012, to be filed with the Commission (the “Prospectus Supplement”).

In connection with this opinion, I have examined a copy of (a) the Registration Statement, (b) the Base Prospectus, (c) the Prospectus Supplement, (d) the Placement Agent Agreement dated March 9, 2012 between the Company and Roth Capital Partners, LLC, (e) the form of subscription agreement between the Company and the Investors, (f) the Certificate of Arrangement and Articles of Arrangement of the Company, as amended to date, (g) the Bylaws of the Company, as amended to date, (h) minutes of meetings of the Board of Directors of the Company and (i) originals or copies certified or otherwise identified to my satisfaction of such other documents and corporate and public records as I deem necessary as a basis for the opinion hereinafter expressed.  With respect to such examination, I have assumed the genuineness of all signatures appearing on all documents presented to me as originals, and the conformity to the originals of all documents presented to me as conformed or reproduced copies.  Where factual matters relevant to such opinion were not independently established, I have relied upon a certificate of an executive officer(s) of the Company.

Intellipharmaceutics International Inc.
March 9, 2012

I have not made any independent investigation in rendering this opinion other than the examination described above, and my opinion is therefore qualified in all respects by the scope thereof.

The opinions expressed in this opinion letter are limited to the Canadian federal laws and such laws of the Province of Ontario as are applicable to the Company as a Canadian corporation.   My opinions are based on these laws as in effect on the date hereof.

Based upon and subject to the foregoing and the other matters set forth herein, it is my opinion that when the Common Shares are sold, paid for and issued in the manner and for the consideration contemplated by the Base Prospectus and the Prospectus Supplement, the Common Shares will be validly issued, fully paid and non-assessable.

I express no opinions regarding (i) the validity or enforceability of any provisions that purport to waive or not give effect to rights or notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law, (ii) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws, (iii) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (iv) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief, (v) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (vi) provisions for exclusivity, election or accumulation of rights or remedies, (vii) provisions authorizing or validating conclusive or discretionary determinations, (viii) grants of setoff rights, (ix) the availability of equitable remedies to any person or entity including, but not limited to, specific performance and injunctive relief; (x) the effect of bankruptcy, reorganization, insolvency, fraudulent conveyance, fraudulent transfer, moratorium and other similar laws or equitable principles affecting creditors’ rights or remedies (whether applied by a court of law or equity), (xi) the effect of applicable law and court decisions which may hereafter limit or render unenforceable certain rights or remedies of any person or entity and (xii) the severability, if invalid, of provisions to the foregoing effect.

I hereby consent to the filing of this opinion with the Commission, and to the use of my name as your counsel under “Legal Matters” in the Prospectus Supplement.  In giving this consent, I do not thereby concede that I come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.  This opinion letter is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly set forth herein.  This opinion letter is not a guaranty nor may one be inferred or implied.  This opinion letter speaks as of the date hereof, and I disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or of any subsequent changes in applicable law or the interpretation thereof.

Intellipharmaceutics International Inc.
March 9, 2012

Very truly yours,

/s/ John Allport

JOHN ALLPORT
VICE-PRESIDENT, LEGAL AFFAIRS
AND LICENSING